Valkyrie Bitcoin Fund  S-1/A

Exhibit 5.1

December [__], 2023

Valkyrie Bitcoin Fund

320 Seven Springs Way, Suite 250

Brentwood, Tennessee 37027

Re:	Valkyrie Bitcoin Fund

Ladies and Gentlemen:

We have acted as counsel to the Valkyrie Bitcoin Fund, a Delaware statutory trust (the “Trust”), with respect to the filing with the U.S. Securities and Exchange Commission of Amendment No. [_] (the “Amendment”) to the Trust’s Registration Statement on Form S-1 under the Securities Act of 1933, as amended. The Trust filed the Amendment on or about December 29, 2023, in order to register common shares (the “Shares”) of beneficial interest of the Trust. The Amendment seeks to register an unlimited number of Shares.

We have examined the Trust’s Certificate of Trust; its Amended and Restated Trust Agreement; a form of Authorized Participant Agreement; its Certificate of Good Standing for the Trust; and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal securities laws of the United States of America governing the issuance of shares of the Trust and does not extend to the securities or “blue sky” laws of the State of Delaware or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

1.	The legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

2.	The Trust’s Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto.

This opinion relates solely to the registration of Shares of the Trust and not to the registration of any other series or classes of the Trust that have previously been registered.

Based upon the foregoing, it is our opinion that, upon the effectiveness of the Amendment, the Shares of beneficial interest of the Trust, when issued upon the terms and for the consideration described in the Amendment, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. To the extent that any of the opinions expressed herein related to matters arising under the laws of the State of Delaware, we have relied on the opinion of Richards, Layton & Finger, P.A. We hereby consent to the prospectus discussion of this opinion, the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Respectfully submitted,

By:
Chapman and Cutler llp